EXHIBIT 99.1

Monarch Casino & Resort Reports All-Time Record Quarterly Financial Results

The 2025 Third Quarter Marks the Highest-Ever Quarterly Level of Revenue, Net Income and EBITDA in Company’s 32 Year History

Declares Cash Dividend of $0.30 per Share Payable on December 15, 2025

RENO, Nev., Oct. 21, 2025 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the third quarter ended September 30, 2025, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Increase	2025	2024	Increase
Net revenue	$142,814	$137,873	3.6%	$405,122	$387,673	4.5%

Net income	31,576	27,601	14.4%	78,448	68,558	14.4%

Adjusted EBITDA(1)	$54,848	$50,643	8.3%	$147,268	$133,114	10.6%

Basic EPS	$1.73	$1.50	15.3%	$4.27	$3.67	16.3%
Diluted EPS	$1.69	$1.47	15.0%	$4.18	$3.60	16.1%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “In the third quarter of 2025, Monarch delivered all-time record quarterly financial results. Net revenue increased 3.6% year-over-year to $142.8 million, reflecting growth in casino, food and beverage, and hotel revenues.

“On a year-over-year basis, we improved casino, food and beverage, and hotel expense margins reflecting our focus on marketing initiatives, streamlining processes, and utilizing technology. Adjusted EBITDA increased 8.3% year-over-year to an all-time quarterly record of $54.8 million. Adjusted EBITDA margin increased by approximately 170 basis point to 38.4% in the third quarter of 2025 from 36.7% in the third quarter of 2024.

“At Atlantis in Reno, we remain committed to the ongoing enhancement of the property to ensure that we consistently deliver a fresh, high-quality product to our guests. We believe that our elevated product, combined with exceptional guest service, will continue to drive increased guest visitation and sustained revenue growth.

“At Monarch Black Hawk, revenue growth during the third quarter was primarily driven by another period of market share gains. We believe, that the property’s position as the premier luxury casino resort in Colorado will continue to attract mid-to-upper-tier guests from the Denver and Boulder metro areas and support its future growth.”

Summary of 2025 Third Quarter Operating Results
In the third quarter of 2025, the Company generated net revenue of $142.8 million compared to $137.9 million in the corresponding prior-year period. Casino revenue increased 5.0%, food and beverage (“F&B”) revenue increased 2.9% and hotel revenues increased 3.9%, all compared to the same prior-year period.

Selling, general and administrative (“SG&A”) expense for the third quarter of 2025 was $27.5 million compared to $27.2 million in the corresponding prior-year period. As a percentage of net revenue, SG&A expense decreased to 19.3% from 19.7% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue decreased to 35.8% during the third quarter of 2025 from 36.3% in the corresponding prior-year period, primarily due to improved labor management and operational efficiencies. During the third quarter of 2025, F&B operating expense as a percentage of F&B revenue decreased to 69.9% from 72.8% in the corresponding prior-year period due to labor efficiency, as well as increases in F&B revenue per cover. Hotel operating expense as a percentage of hotel revenue declined to 31.4% in the third quarter of 2025 compared to 33.8% in the corresponding prior-year period primarily due to higher Average Daily Rate.

Net income for the third quarter of 2025 increased 14.4%. Diluted EPS increased 15.0%, compared to the same period last year primarilly due to the increase in net income. In the third quarter of 2025, the Company generated all-time quarterly record consolidated Adjusted EBITDA of $54.8 million, which represents a $4.2 million, or 8.3% increase, compared to the same prior-year period.

Credit Facility and Liquidity
As of September 30, 2025, the Company had cash and cash equivalents of $107.6 million and no borrowings against its credit facility.

Capital expenditures of $5.4 million in the third quarter of 2025 were funded from operating cash flow and included expenditures related to the now completed redesign and upgrade of guest rooms at Atlantis, as well as ongoing maintenance capital expenditures at both of the Company’s properties.

On September 15, 2025, the Company paid a cash dividend of $0.30 per share to stockholders of record as of September 1, 2025. The cash dividend was also funded from operating cash flow.

In the third quarter of 2025, the Company purchased, on the open market, 111,169 shares of its common stock for an aggregate amount of $11.3 million under its Repurchase Plan. The purchases were funded from operating cash flow. As of September 30, 2025, the Company has authorization to purchase up to 1,598,476 additional shares under the existing Repurchase Plan authorization.

Monarch believes its strong balance sheet and free cash flow favorably position the Company to continue investing in its properties and returning capital to stockholders through cash dividends and share repurchases. The Company continuously evaluates potential M&A transaction opportunities, which, if executed, could drive additional long-term value for stockholders.

Quarterly Dividend Declaration
The Company today announced a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on December 15, 2025 to stockholders of record as of December 1, 2025. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our cash dividends to stockholders; and, (iv) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  the judgment entered in PCL’s favor and against Monarch in the above-mentioned litigation in the amount of $74,627,657 (the “Judgment”), in Case No. 2019cv33368 in the District Court for the State of Colorado, City and County of Denver (the “Court”), including the outcome of any post-judgement motions filed by PCL in the Court for further release;
  the outcome of our anticipated appeal of the Judgment and request for a new trial;
  our potential need to post other bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  the impact of the recently enacted tariffs on our business, including the potential increase in our operating costs;
  broad-based inflation, including wage inflation; and,
  the impact of the conflicts taking place in Ukraine, Israel, Iran and other areas of the Middle East.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; retail store; a 30,000 square foot health spa and salon with an enclosed year-round pool; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Revenues
Casino	$80,130	$76,307	$232,614	$216,720
Food and beverage	33,842	32,888	96,055	94,893
Hotel	22,494	21,642	58,312	58,147
Other	6,348	7,036	18,141	17,913
Net revenues	142,814	137,873	405,122	387,673

Operating Expenses
Casino	28,688	27,676	84,654	80,801
Food and beverage	23,655	23,938	68,600	70,002
Hotel	7,070	7,306	19,922	19,891
Other	3,123	3,171	9,274	9,005
Selling, general and administrative	27,508	27,177	81,484	80,449
Depreciation and amortization	14,056	13,103	40,842	37,994
Other operating items, net	541	225	1,956	931
Total operating expenses	104,641	102,596	306,732	299,073
Income from operations	38,173	35,277	98,390	88,600

Interest income (expense), net	575	(145)	1,283	(349)
Income before income taxes	38,748	35,132	99,673	88,251
Provision for income taxes	(7,172)	(7,531)	(21,225)	(19,693)
Net income	$31,576	$27,601	$78,448	$68,558

Earnings per share of common stock
Basic	$1.73	$1.50	$4.27	$3.67
Diluted	$1.69	$1.47	$4.18	$3.60

Basic	18,297	18,404	18,376	18,681
Diluted	18,736	18,746	18,752	19,039

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except share data)
	September 30, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$107,639	$58,760
Receivables, net of provision for credit losses	8,950	10,257
Income taxes receivable	-	1,523
Inventories	8,479	9,296
Prepaid expenses and other	8,947	10,586
Total current assets	134,015	90,422
Property and equipment, net	564,242	575,287
Goodwill	25,111	25,111
Intangible assets, net	1,727	345
Other assets, net	289	418
Total assets	$725,384	$691,583
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$40,583	$41,243
Construction accounts payable	47,642	51,101
Accrued expenses	50,945	53,198
Income taxes payable	52	-
Short-term lease liability	1,015	921
Total current liabilities	140,237	146,463
Deferred income taxes	13,348	13,348
Long-term lease liability	12,542	13,143
Other long-term liabilities	881	881
Total liabilities	167,008	173,835
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,529,846 shares issued and 18,250,291 outstanding at September 30, 2025; 19,364,531 shares issued and 18,436,540 outstanding at December 31, 2024	195	193
Additional paid-in capital	72,925	62,891
Treasury stock, 1,279,555 shares at September 30, 2025 and 927,991 shares at December 31, 2024	(95,006)	(63,686)
Retained earnings	580,262	518,350
Total stockholders' equity	558,376	517,748
Total liabilities and stockholders' equity	$725,384	$691,583

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$31,576	$27,601	$78,448	$68,558
Expenses:
Stock-based compensation	2,078	2,038	6,080	5,589
Depreciation and amortization	14,056	13,103	40,842	37,994
Provision for income taxes	7,172	7,531	21,225	19,693
Interest (income) expense, net	(575)	145	(1,283)	349
Construction litigation expenses (2)	517	21	1,880	664
Lobbying expense to oppose the expansion of iGaming (2)	3	-	53	-
Loss (gain) on disposition of assets (2)	21	204	23	267
Adjusted EBITDA (1)	$54,848	$50,643	$147,268	$133,114

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss (gain) on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the "Other operating items, net" in the Consolidated Statement of Income.